Exhibit 99.1

M  A  C  K  —  C  A  L  I    R  E  A  L  T  Y    C  O  R  P  O  R  A  T  I  O  N

NEWS RELEASE

For Immediate Release

Mack-Cali Provides Leasing Activity Update for Fourth Quarter and Full Year 2018

— Leased Approximately 1.9 Million Square Feet During 2018 —

Jersey City, New Jersey— January 24, 2019 — Mack-Cali Realty Corporation (NYSE: CLI) today announced its fourth quarter and full year 2018 leasing activity.  The Company completed 34 lease transactions aggregating 358,624 square feet in its commercial portfolio. Of these, 39.4% were for new leases and 60.6% were for renewals and other tenant transactions.

During 2018, the Company completed a total of 178 lease transactions aggregating 1.9 million square feet in its commercial portfolio. New leases represented 31.1% of the square footage leased, while 68.9% of the square footage leased was for renewals and other tenant transactions. The Company ended the year 83.2% leased in its Core, Waterfront, and Flex properties, compared to 87.6% at year-end 2017.

For the fourth quarter 2018, lease spreads increased 2.9% on a cash basis and 15.1% on a GAAP basis. For the year, Mack-Cali’s Core, Waterfront, and Flex portfolio produced a cash lease spread increase of 7.6% and GAAP lease spread increase of 23%. The Company experienced a roll up on 95.7% of its executed lease transactions.

Michael DeMarco, Chief Executive Officer, stated, “We had a healthy pace of leasing activity in the seasonally slower fourth quarter and for all of 2018. Mack-Cali garnered 53% of all Waterfront leasing during the year, far exceeding our 29% market share. We have also entered final negotiations for an additional 190,000 square feet of leasing, which if executed would increase our reported year-end leased percentage by 3.9%.  Investments in our lobbies, common areas, and upgraded amenities throughout our office portfolio should continue to fuel interest in our assets that offer both a state-of-the-art workspace as well as proximity to major transit hubs and residences for its workforce.”

“We are particularly excited about our prospects on the Waterfront which has come to life with our expanded programming initiatives, a new water ferry service, and upgraded restaurant offerings. In early 2019, the food hall at Harborside will be fully operational, yet another example of how we continue to evolve our environment to attract corporate users as well as residents to our Waterfront community,” concluded Mr. DeMarco.

About Mack-Cali Realty Corporation

One of the country’s leading Real Estate Investment Trusts (REITs), Mack-Cali Realty Corporation is an owner, manager and developer of premier office and luxury multifamily properties in select waterfront and transit-oriented markets throughout the Northeast. Mack-Cali is headquartered in Jersey City, New Jersey, and is the visionary behind the city’s flourishing waterfront, where the company is leading development, improvement and place-making initiatives for Harborside, a master-planned destination comprised of class A office, luxury apartments, diverse retail and restaurants, and public spaces.

A fully-integrated and self-managed company, Mack-Cali has provided world-class management, leasing, and development services throughout New Jersey and the surrounding region for two decades. By regularly investing in its properties and innovative lifestyle amenity packages, Mack-Cali creates environments that empower tenants and residents to reimagine the way they work and live.

For more information on Mack-Cali Realty Corporation and its properties, visit www.mack-cali.com.

Statements made in this press release may be forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements can be identified by the use of words such as “may,” “will,” “plan,” “potential,” “projected,” “should,” “expect,” “anticipate,” “estimate,” “target,” “continue,” or comparable terminology. Such forward-looking statements are inherently subject to certain risks, trends and uncertainties, many of which the Company cannot predict with accuracy and some of which the Company might not even anticipate and involve factors that may cause actual results to differ materially from those projected or suggested. Readers are cautioned not to place undue reliance on these forward-looking statements and are advised to consider the factors listed above together with the additional factors under the heading “Disclosure Regarding Forward-Looking Statements” and “Risk Factors” in the Company’s Annual Report on Form 10-K, as may be supplemented or amended by the Company’s Quarterly Reports on Form 10-Q, which are incorporated herein by reference. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events, new information or otherwise, except as required under applicable law.

Contacts:	David Smetana Mack-Cali Realty Corporation Chief Financial Officer (732) 590-1035 dsmetana@mack-cali.com	Deidre Crockett Mack-Cali Realty Corporation Senior Vice President, Corporate Communications and Investor Relations (732) 590-1025 dcrockett@mack-cali.com

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